Exhibit 99.1

Dendreon Announces Election of Dr. David C. Stump to Board of Directors

SEATTLE, June 2, 2010 /PRNewswire via COMTEX/ --Dendreon Corporation (Nasdaq: DNDN) today announced that David C. Stump, M.D., has been elected to the Company's Board of Directors. Dr. Stump is currently executive vice president of research and development for Human Genome Sciences, Inc. (Nasdaq: HGSI), where he has been a member of its management committee since 1999.

"We welcome Dave to Dendreon's Board of Directors. With more than 20 years of experience in global drug development and clinical research, Dave is an ideal addition to our board, particularly as Dendreon initiates its ex-U.S. strategy and expands its clinical development program to develop new and innovative treatment options for cancer patients," said Richard B. Brewer, chairman of the Dendreon Board of Directors.

Prior to joining Human Genome Sciences, Inc., Dr. Stump held positions of increasing responsibility over a decade at Genentech, Inc., including vice president of clinical research. He was named a Genentech Fellow in 1996 for leadership of its cardiovascular drug development activities. In his later roles he was also responsible for pulmonary, oncology, and neuroendocrine clinical development programs. He served as a member of the research review, clinical review, and product development committees which were responsible for oversight of all internal and external research and development opportunities. Prior to Genentech, Dr. Stump served as associate professor of medicine and biochemistry at the University of Vermont. Dr. Stump received his M.D. from Indiana University and his bachelor's degree from Earlham College. He completed his residency and fellowship training in internal medicine, hematology, and oncology at the University of Iowa and is board certified in all three areas. He is currently a member of the Board of Directors for Sunesis Pharmaceuticals, Inc. as well as of the Boards of Trustees for Adventist HealthCare, Inc. and for Earlham College.

About Dendreon

Dendreon Corporation is a biotechnology company targeting cancer and transforming lives through the discovery, development, commercialization and manufacturing of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate an immune response in a variety of tumor types. Dendreon's first active cellular immunotherapy product, PROVENGE(R) (sipuleucel-T), was approved by the FDA in April 2010 for the treatment of asymptomatic or minimally symptomatic metastatic, castrate-resistant (hormone-refractory) prostate cancer. Dendreon also is developing an orally-available small molecule that targets TRPM8 that could be applicable to multiple types of cancer. The Company is headquartered in Seattle, Washington and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com

SOURCE Dendreon Corporation